DataMirror Corporation
CONSOLIDATED BALANCE SHEETS
(Thousands of CDN$ - unaudited)

	October 31,	January 31,
	2004	2004
		(restated -
		Note 2)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 6,020	$ 9,286
Short-term investments	50,125	32,720
Accounts receivable	8,327	11,797
Prepaid expenses	1,832	1,803
Future income taxes	2,820	2,540
	69,124	58,146
CAPITAL ASSETS	3,596	3,845
INVESTMENT TAX CREDITS RECOVERABLE	0	1,019
INVESTMENT	0	12,185
INTANGIBLES	3,611	5,853
GOODWILL	5,175	5,175
	$81,506	$86,223

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 3,292	$ 5,544
Deferred revenue	19,012	18,839
Income taxes payable	725	1,785
Current portion of capital lease obligations	0	32
	23,029	26,200
FUTURE INCOME TAXES	286	1,076
	23,315	27,276

SHAREHOLDERS' EQUITY
Share capital
Common shares (October 31, 2004 - 10,772,490
January 31, 2004 - 11,364,952)	61,549	64,625
Deficit	(3,971)	(5,978)
Contributed surplus	1,111	798
Cumulative translation adjustment	(498)	(498)
	58,191	58,947
	$81,506	$86,223

See accompanying notes

On behalf of the board:

          Nigel Stokes                                                                                                 Donald Lenz
          Director                                                                                                         Director

DataMirror 2005 Quarterly Report	10

DataMirror Corporation
CONSOLIDATED STATEMENTS OF INCOME
(Thousands of CDN$, except per share data - unaudited)

	Three Months Ended		Nine months Ended
	October 31,		October 31,
	2004	2003	2004	2003
REVENUE
Licence	$5,476	$8,474	$15,901	$20,424
Maintenance	6,465	6,258	19,945	19,094
Services	1,135	1,345	3,656	4,119
	13,076	16,077	39,502	43,637
COST OF REVENUE
Licence	59	59	187	166
Maintenance and services	2,645	2,960	8,847	8,348
	2,704	3,019	9,034	8,514
GROSS MARGIN	10,372	13,058	30,468	35,123
OPERATING EXPENSES
Selling and marketing	4,609	5,412	15,435	14,835
Research and development	2,564	2,372	7,861	7,268
General and administration	2,089	1,953	6,281	5,796
Stock-based compensation	98	157	313	321
Amortization of intangibles	710	768	2,242	2,304
	10,070	10,662	32,132	30,524
OPERATING INCOME (LOSS)	302	2,396	(1,664)	4,599
INVESTMENT INCOME, NET	286	243	745	846
GAIN ON SALE OF INVESTMENT IN IDION	0	0	7,611	0
OTHER INCOME	0	0	0	279
INCOME BEFORE INCOME TAXES	588	2,639	6,692	5,724
INCOME TAX EXPENSE	280	925	1,157	1,893
NET INCOME	$308	$1,714	$5,535	$3,831

EARNINGS PER SHARE
Basic	$0.03	$0.15	$0.50	$0.34
Diluted	$0.03	$0.15	$0.49	$0.33

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING (000'S)
Basic	10,917	11,319	11,159	11,393
Diluted	10,980	11,560	11,349	11,609

See accompanying notes

11	www.datamirror.com

DataMirror Corporation
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of CDN$ - unaudited)

	Three Months Ended		Nine months Ended
	October 31,		October 31,
	2004	2003	2004	2003
CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES
Net income	$ 308	$1,714	$5,535	$3,831
Add (deduct) items not affecting cash:
Amortization of capital assets	296	345	894	1,025
Amortization of intangibles	710	768	2,242	2,304
Stock-based compensation	98	157	313	321
Gain on investment in Idion	0	0	(7,611)	0
Other income	0	0	0	(279)
Future income taxes	(602)	(145)	(1,070)	(497)
Investment tax credit	188	7	1,019	448
Non-cash operating expense	0	0	0	32
	998	2,846	1,322	7,185
Changes in non-cash working capital balances	689	(1,711)	303	(1,307)
	1,687	1,135	1,625	5,878
INVESTING ACTIVITIES
Capital asset additions	(257)	(276)	(645)	(798)
Purchase of short-term investments	(50,125)	(32,720)	(50,125)	(32,720)
Sale of short-term investments	0	0	32,720	25,802
Sale of investment in Idion	0	0	19,891	0
Investment in Idion	0	(2,036)	(96)	(2,085)
Acquisition of technology	0	0	0	(30)
Other income	0	0	0	279
	(50,382)	(35,032)	1,745	(9,552)
FINANCING ACTIVITIES
Capital lease payments	0	(16)	(32)	(80)
Issuance of share capital	109	556	787	936
Repurchase of share capital	(2,223)	(1,525)	(7,391)	(3,744)
	(2,114)	(985)	(6,636)	(2,888)
DECREASE IN CASH AND CASH EQUIVALENTS	(50,809)	(34,882)	(3,266)	(6,562)
CASH AND CASH EQUIVALENTS
Beginning of period	56,829	41,345	9,286	13,025
End of period	$ 6,020	$6,463	$6,020	$6,463

See accompanying notes

DataMirror 2005 Quarterly Report	12

DataMirror Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three and nine months ended October 31, 2004
(Unaudited)

1. BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements have been prepared by the Company in accordance with Canadian generally accepted accounting principles, consistent with those used and described in the Company's audited consolidated financial statements and notes for the year ended January 31, 2004. These unaudited condensed notes to the interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes included in the Company's Annual Report for the year ended January 31, 2004.

2. NEW ACCOUNTING PRONOUNCEMENTS

In November 2003, the Canadian Institute of Chartered Accountants ("CICA") made changes to Section 3870, "Stock-based Compensation and Other Stock-based Payments", of the CICA handbook requiring equity instruments awarded to employees to be measured and expensed using the fair value method. The main impact for the Company will be to record compensation expense relating to the award of stock options to employees that the Company had previously chosen to disclose.

The Company has adopted these changes effective February 1, 2004, on a retroactive basis with restatement of prior periods. This change resulted in a decrease to net income of $157,000 for the three months and $321,000 for the nine months ended October 31, 2003, an increase to deficit and contributed surplus of $286,000 as at January 31, 2003, and an increase to deficit and contributed surplus of $798,000 as at January 31, 2004.

3. INVESTMENT

Investments are comprised of the Company's investment in Idion Technology Holdings Limited ("Idion"), a South African company listed on the Johannesburg Stock Exchange.

On March 18, 2002, the Company announced its intention to make a take-over bid for all of the shares of Idion in a cash bid valued at $9,800,000. On April 18, 2002, the bid was increased to $18,900,000, and subsequently, on May 8, 2002, the bid was further increased to $30,400,000. On July 4, 2002, the Company closed its bid to acquire Idion, having not been successful in completing the take-over.

The investment in Idion had been accounted for at cost, as the Company did not have significant influence over the affairs of Idion and was not able to obtain adequate financial information from Idion to enable it to account for its investment using the equity method.

On May 14, 2004, the Company was successful in selling its investment in Idion for total net proceeds of approximately $19,891,000, resulting in a gain of $7,611,000.

4. SEGMENTED INFORMATION

The Company operates in only one industry, that being the business of developing and marketing computer software products. The Company has two reportable segments, North America, which includes the Company's Asia Pacific operations, and Europe, based on the geographic location of its operations. The accounting policies followed by these segments are the same as those described in the summary of significant accounting policies in the Company's audited consolidated financial statements for the year ended January 31, 2004. The Company accounts for inter-segment sales at fair value.

The Company's reportable segments are strategic business units. They are managed separately because each reportable segment operates in different economic marketplaces and therefore requires different investing and marketing strategies. The Company evaluates segment performance based on profit or loss from operations before investment income and income taxes.

13	www.datamirror.com

DataMirror Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three and nine months ended October 31, 2004
(unaudited)

The following table presents certain information with respect to the reportable segments described above:

Three months ended October 31,	2004	2003

REVENUE
North American customers	$8,681	$10,823
Inter-segment	1,098	1,388
	9,779	12,211
European customers	4,395	5,254
Elimination of inter-segment revenue	(1,098)	(1,388)
	$13,076	$16,077

OPERATING INCOME (LOSS)
North America	$(152)	$1,564
Europe	454	832
	$302	$2,396

AMORTIZATION
North America	$956	$1,065
Europe	50	48
	$1,006	$1,113

CAPITAL ASSET ADDITIONS
North America	$255	$272
Europe	2	4
	$257	$276

Nine months ended October 31,	2004	2003

REVENUE
North American customers	$26,030	$29,574
Inter-segment	3,199	3,565
	29,229	33,139
European customers	13,472	14,063
Elimination of inter-segment revenue	(3,199)	(3,565)
	$39,502	$43,637

OPERATING INCOME (LOSS)
North America	$(2,250)	$2,902
Europe	586	1,697
	$(1,664)	$4,599

AMORTIZATION
North America	$2,976	$3,113
Europe	160	216
	$3,136	$3,329

CAPITAL ASSET ADDITIONS
North America	$607	$756
Europe	38	42
	$645	$798

DataMirror 2005 Quarterly Report	14

DataMirror Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three and nine months ended October 31, 2004
(unaudited)

As at October 31,	2004	2003

IDENTIFIABLE ASSETS
North America	$63,223	$61,632
Europe	9,497	8,396
	72,720	70,028
Intangibles	3,611	5,082
Goodwill	5,175	3,118
	$81,506	$78,228

Summaries of revenue, segmented according to the customers' country of residence, and of capital and intangible assets, segmented according to the country in which the assets are located, are as follows:

Three months ended October 31,	2004	2003

REVENUE
Canada	$722	$684
United States	7,275	9,368
United Kingdom	2,073	2,691
Germany	1,108	1,381
Other	1,898	1,953
	$13,076	$16,077

As at October 31,	2004	2003

CAPITAL ASSETS, INTANGIBLE ASSETS, AND GOODWILL
Canada	$9,206	$8,593
Germany	2,712	2,680
Other	464	631
	$12,382	$11,904

Nine months ended October 31,	2004	2003

REVENUE
Canada	$2,718	$3,570
United States	21,163	23,501
United Kingdom	6,541	7,079
Germany	3,054	3,668
Other	6,026	5,819
	$39,502	$43,637

15	www.datamirror.com

DataMirror (Nasdaq: DMCX; TSX: DMC ), a leading provider of information integration software solutions, improves the integrity and reliability of information across all of the systems that create and store data. DataMirror's flexible and affordable integration solutions allow customers to easily and continuously detect, translate and communicate all information changes throughout the enterprise.  DataMirror helps customers make better decisions by giving their employees the continuous, accurate information they need.

Over 1,900 companies have gained tangible business benefits from DataMirror software, including Debenhams, FedEx Ground, First American Bank, OshKosh B'Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe.  For more information, visit www.datamirror.com.

North America 1 800 362 5955
UK + 44 (0) 20 7633 5200
France + 33 (0) 1 72 75 73 40
Germany + 49 6151 8275 0
Hong Kong + 852 2111 5516

www.datamirror.com